Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Level One Bancorp, Inc. on Form S-1, as amended, of our report dated March 20, 2018 on the consolidated financial statements of Level One Bancorp, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

South Bend, Indiana

April 20, 2018